As filed with the Securities and Exchange Commission on February 24, 2012

Registration No. 333-125003

Registration No. 333-161118

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-2669023
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000
Chicago, Illinois	60602
(Address of Principal Executive Offices)	(Zip Code)

Telephone and Data Systems, Inc.

Compensation Plan for Non-Employee Directors

(Full title of the plan)

LeRoy T. Carlson, Jr., President and Chief Executive Officer

Telephone and Data Systems, Inc.

30 North LaSalle Street, Suite 4000

Chicago, Illinois  60602

(Name and address of agent for service)

(312) 630-1900

(Telephone number, including
area code, of agent for service)

EXPLANATORY NOTE

On May 17, 2005, the Registrant filed a registration statement on Form S-8 (File No. 333-125003) (“Registration Statement No. 333-125003”), which became effective on May 17, 2005, relating to the registration of 75,000 Special Common Shares, par value $0.01 per share, of the Registrant (“Special Common Shares”), for issuance under Registrant’s Compensation Plan for Non-Employee Directors (the “Plan”), 4,524 of which shares remain unissued.

On August 6, 2009, the Registrant filed a registration statement on Form S-8 (File No. 333-161118) (“Registration Statement No. 333-161118”), which became effective on August 6, 2009, relating to the registration of 50,000 Special Common Shares of the Registrant, for issuance under the Plan, all of which shares remain unissued as.

On January 24, 2012, the Special Common Shares were reclassified as Common Shares, par value $0.1 per share, of the Registrant (“Common Shares”), and Special Common Shares are no longer issued or authorized for issuance.  In connection therewith, the Registrant has amended the Plan to provide for the issuance of Common Shares and is filing a registration statement to register Common Shares for issuance under the Plan, to replace the Special Common Shares.

Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to each of Registration Statement No. 333-125003 and Registration Statement No. 333-161118 to deregister all Special Common Shares that remain unissued under such registration statements, or a total of 54,524 Special Common Shares.

Pursuant to Rule 464 under the Securities Act of 1933, as amended, this Post-Effective Amendment shall become effective upon filing with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 24, 2012.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr.
President and Chief Executive Officer